SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (date of earliest event reported): December 9, 2010

WAUSAU PAPER CORP.
(Exact name of registrant as specified in its charter)

WISCONSIN	0-13923	39-0690900
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

100 PAPER PLACE
MOSINEE, WI 54455-9099
(Address of principal executive offices, including Zip Code)

(715) 693-4470
Registrant’s telephone number, including area code

Check the appropriate box below if the From 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01.

Other Events

Black Liquor Credit Conversion

Wausau Paper Mills, LLC, a wholly-owned subsidiary of Wausau Paper Corp. (the “Company”), has been approved by the Internal Revenue Service (“IRS”) to be registered as a producer of cellulosic biofuel under Internal Revenue Code Section 40(b)(6).  The IRS granted approval of the registration in a letter dated October 20, 2010 for black liquor gallons produced at its pulp and paper mill in Mosinee, Wisconsin.  A taxpayer qualified as a producer of cellulosic biofuel is able to claim a credit of $1.01 per gallon on black liquor produced in its pulp and paper mill operations.  The cellulosic biofuel producer credit (“CBPC”) is non-refundable and can be claimed on the Company’s federal income tax return for the 2009 tax year.  During the majority of 2009, the Company had been qualified as an alternative fuel producer and claimed a $0.50 per gallon alternative fuel mixture credit (“AFMC”), a refundable excise tax credit, for qualified black liquor gallons produced.

The Company has made the decision to convert the AFMC to the CBPC and will be claiming the credit for all black liquor gallons produced in 2009.  The decision is based on recent guidance issued by the IRS, the tax impacted value of the CBPC exceeding that of the AFMC, and the anticipated utilization of the CBPC on the 2009 tax return as well as in subsequent years.  The Company anticipates an incremental after tax cash benefit of the election to claim the CBPC of approximately $13 million.  The Company will record the net impact of the conversion as a reduction of income tax expense in the fourth quarter of 2010.  It is expected that the Company will fully utilize the CBPC prior to its expiration in 2015.  The actual timing of the utilization of the CBPC will vary due to changes in annual taxable income.  The net cash impact in the fourth quarter of 2010 for the conversion to the CBPC results in a payment of approximately $15 million in taxes and associated interest due to the conversion of the credit.

In its Form 10-Q for the period ending September 30, 2010, the Company disclosed that it expected that its effective tax rate for the 2010 fiscal year would be approximately 41.5%.  The Company’s expected effective tax rate will be reduced as a result of the conversion to the CBPC.  The Company currently anticipates that its effective tax rate for the 2010 fiscal year will be approximately 8.75%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

Date:  December 9, 2010

By:  SCOTT P. DOESCHER

Scott P. Doescher

Executive Vice President–Finance